Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333‑184223, 333-192345, and 333-225548) of Sound Financial Bancorp, Inc. (the “Company”), of our report dated March 14, 2023, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Moss Adams, LLP

Everett, Washington
March 14, 2023